Special Shareholder Meeting Results
A special meeting of the funds shareholders was held on March 15, 2001. At that meeting, the funds shareholders approved a change in the funds investment restriction governing investments in real estate. The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"  Abstentions	Non Votes
9,690,497	655,915		362,086        ---


Annual Meeting Results
An annual meeting of the funds shareholders was held on August 3, 2000. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected to decrease the size of its Board of Directors to eight directors.
The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"  Abstentions	Non Votes
19,772,191		53,197	97,403	    -

(2) The funds shareholders elected the following directors:

		Shares		Shares Withholding
		Voted "For"		Authority to Vote
Robert J. Dayton		19,818,616	     104,177
Roger A. Gibson		19,817,132	     105,661
Andrew M. Hunter III	19,816,916	     105,877
Leonard W. Kedrowski	19,819,132	     103,661
John M. Murphy, Jr.	19,819,132	     103,661
Robert L. Spies		19,816,332	     106,461
Joseph D. Strauss		19,819,132	     103,661
Virginia L. Stringer	19,817,432	     105,361


(3) The funds shareholders ratified the selection by the funds Board of Directors of Ernst & Young as the independent public accountants for the fund for the fiscal year ending November 30, 2000. The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"	Abstentions	Non Votes
19,806,355		31,130	85,307	-

(4) The funds shareholders voted on a proposal to change the funds investment restriction governing investments in real estate. This proposal did not receive the required majority of votes required for approval. The following votes were cast regarding this matter:

Shares	Shares				Broker
Voted "For"	Voted "Against"	Abstentions	Non Votes
3,222,862	2,554,713		  164,979	    -